Exhibit 10.14

Notice of Restricted Stock Unit Award

__________________ (“Participant”)	Great Elm Group, Inc.
ID: 85-3622015
800 South Street, Suite 230
Waltham, MA 02453

You have been awarded restricted stock units, which represent a right to receive Shares of Great Elm Group, Inc. (the “Company”), as detailed below (the “RSUs”):

This Notice of Restricted Stock Unit Award, together with the Company’s Amended and Restated 2016 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”) as in effect as of the Date of Grant, and the terms and conditions of the restricted stock unit award (the “Award Agreement”) attached hereto, contain the terms of your RSUs. Capitalized terms used but not defined herein will have the meanings given to them in the Plan.

Date of Grant:
Number of Restricted Stock Units:
Vesting Schedule:
Fully Vested Date:

Vesting Schedule:

Subject to Section 2 of the Award Agreement, [___]% of the RSUs shall, subject to your continued employment, vest on the first anniversary of the Date of Grant and thereafter, [___]% of the RSUs shall, subject to your continued employment, vest on each monthly anniversary of the Date of Grant.

The foregoing is qualified in its entirety by the Award Agreement.

Acknowledgements and Agreements:

By your signature and the signature of the representative for the Company below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Plan and the Award Agreement, all of which are attached and hereby incorporated by reference and made a part hereof.

PARTICIPANT	GREAT ELM GROUP, INC.

__________________________________	By: __________________________________
Print Name:	Name:
Title: General Counsel
Date: _____________________________	Date: _________________________________

GREAT ELM GROUP, INC.

Terms and Conditions of Restricted Stock Unit Award

1.

Grant of Restricted Stock Units. The Company hereby grants to Participant, as of the Date of Grant indicated in the accompanying notice of award (the “Notice”), an award (the “Award”) of the number of Restricted Stock Units (“RSUs”) set forth in such Notice under the Company’s Amended and Restated 2016 Long-Term Incentive Compensation Plan (the “Plan”). Each RSU represents the right of Participant to receive one Share, subject to and upon the terms and conditions governing the Award, including the applicable time-based vesting requirements, as set forth in this Award Agreement. Capitalized terms used but not defined herein will have the meanings given to them in the Plan.

2.

Vesting Terms. Vesting is dependent upon Participant’s continued employment by the Company or its Affiliates through each applicable vesting date. Except as otherwise provided herein, all unvested RSUs shall be forfeited, and all rights of Participant to such RSUs shall immediately terminate, upon the termination of Participant’s employment with the Company or its Affiliates.

2.1

Vesting Upon Disability or Death. If Participant’s employment is terminated by reason of Participant’s death or Disability, then the number of RSUs that would have vested during the twelve months following such termination had Participant remained continuously employed through the end of such twelve-month period shall vest on the date of such termination. For purposes of this Award Agreement, “Disability” shall mean the inability of Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of Participant’s position with the Company or an Affiliate of the Company because of the sickness or injury of the individual, or as may be otherwise defined under applicable local laws.

2.2

Vesting Upon Termination Without Cause or Resignation for Good Reason. If Participant’s employment is terminated by the Company or an Affiliate of the Company without Cause or Participant resigns for Good Reason, all unvested RSUs will vest in full immediately upon such termination.

(a)

For purposes of this Award Agreement, “Cause” shall mean: (i) Participant’s theft, dishonesty, misconduct, or falsification of any of the Company’s or its affiliates’ records; (ii) any action by Participant outside of the scope of Participant’s employment agreement with the Company that has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Committee; (iii) Participant’s substantial failure or inability to perform any reasonably assigned duties within the scope of Participant’s employment agreement with the Company that has not been cured within 30 business days of written notice from the Company to Participant, in each case, as determined by the Committee in its sole discretion; (iv) Participant’s violation of any Company policy; (v) Participant’s conviction (including any plea of guilty or no contest) of any criminal act; or (vi) Participant’s material breach of any written agreement with the Company which has not been cured within 10 business days’ of written notice from the Company to Participant thereof.

(b)	For purposes of this Award Agreement, “Good Reason” shall mean Participant’s resignation from the Company within six months after the occurrence of any of the following events:

(i) without Participant’s express prior written consent, the significant reduction of Participant’s duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Participant of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without Participant’s express prior written consent, a reduction by the Company of Participant’s base salary or bonus target as in effect immediately prior to such reduction or the Company’s failure to pay such amounts when due; (iii) a material reduction by the Company in the kind or level of employee benefits, excluding salary and bonuses, to which Participant was entitled immediately prior to such reduction with the result that Participant’s overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other employees of the Company of a similar level); (iv) the relocation of Participant’s principal place of work to a facility or a location more than twenty five miles from Participant’s then present location, without Participant’s express prior written consent or (v) breach by the Company of its obligations hereunder or under any incentive awards (including the related award agreements) held by Participant; provided, however, that in each case, Participant’s resignation shall not constitute Good Reason under this provision unless (A) Participant provides the Company with written notice of the applicable event or circumstance within thirty days after Participant first has knowledge thereof, which notice reasonably identifies the event or circumstance that Participant believes constitutes grounds for Good Reason, and (B) the Company fails to correct the event or circumstance so identified within thirty days after receipt of such notice.

3.

Issuance Date. Payment for the RSUs, after and to the extent they become vested, shall be made in the form of Shares. Unless Participant has made a valid deferral election pursuant to procedures established by the Board or the terms of this Award Agreement provide otherwise, the Shares shall be issued as soon as administratively practicable following (but in no event later than 30 days following), the date that the applicable RSUs vest pursuant to Section 2.

4.

Limited Transferability. Prior to vesting, Participant may not transfer the RSUs subject to this Award or pledge or otherwise hedge the sale of those RSUs, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the Shares underlying the RSUs. Participant may direct the Company to record the ownership of any Shares that become payable in respect of RSUs hereunder in the name of a bona fide retirement planning, estate planning or charitable donation vehicle. Participant may make such a beneficiary designation or ownership directive at any time by completing the required forms and filing the completed form with the Committee or its designee.

5.

No Stockholder Rights and Dividends. Participant shall have no rights or privileges of a stockholder of the Company and no right to vote the Shares underlying the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to Participant pursuant to this Award Agreement. However, Participant shall be credited with dividend equivalents in respect of dividends paid to stockholders generally and such dividend equivalents shall be subject to the same terms and conditions (including vesting, payment and forfeitability) as the RSUs to which they were credited. Such dividend equivalents will be paid in cash at the same time as the RSUs to which they relate are settled in accordance with Section 3 and the other terms of this Award Agreement.

6.	Adjustment. In the event of certain corporate transactions, the Committee shall adjust the RSUs as set forth in Section 3.2 of the Plan.

7.

Taxes and Withholding.  Participant shall satisfy any sums required by federal, state or local tax law to be withheld related to the RSUs by paying the Company or its Affiliate in cash the amount of such tax obligations (including, without limitation, by the Company or its Affiliate withholding such amounts from the Participant’s wages, which the Participant hereby authorizes). Notwithstanding the foregoing, the Committee, by specific prior approval, may permit Participant to satisfy such tax obligations by having the Company or its Affiliate deduct from the number of Shares otherwise deliverable to Participant in settlement of the RSUs a number of whole Shares having a Fair Market Value not in excess of the amount of such tax obligations determined by the maximum applicable statutory withholding rates. The Company shall not be obligated to guarantee any particular tax result for Participant hereunder, and Participant shall be responsible for any taxes imposed on Participant with respect to the RSUs and any Shares issued in respect thereof. Participant acknowledges and understands that Participant should consult a tax advisor regarding Participant’s tax obligations related to the RSUs and the Shares issued in respect thereof.

8.	Compliance with Laws and Regulations. The issuance of the RSUs pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable laws relating thereto.

9.

Construction. This Award Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award Agreement shall be conclusive and binding on all persons having an interest in the Award. Articles 11-18 of the Plan shall apply mutatis mutandis as if set forth herein. Notwithstanding anything to the contrary in the Plan, this Award Agreement may not be modified in any manner adverse to Participant other than pursuant to a written agreement signed by Participant.

10.

Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts made in and to be solely performed in the State of Delaware.

11.

Employment at Will. Nothing in this Award Agreement or in the Plan shall confer upon Participant any right to remain in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service or employment at any time for any reason, with or without Cause.

12.

Participant Acceptance. Participant must accept the terms and conditions of this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any RSUs or Shares be issued under this Award Agreement in the absence of such acceptance.